UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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RIVERBED TECHNOLOGY, INC.

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Employee Letter

Dear Colleagues,

I have some important news to share with you about the future of Riverbed. As you know, in October our Board of Directors began a comprehensive review of strategic and financial alternatives to enhance shareholder value. Today, I’m pleased to announce the outcome of that review. We have entered into an agreement under which Riverbed will be taken private by Thoma Bravo, LLC, a leading technology-focused private equity firm at a price of $21.00 per share. The deal is subject to stockholder approval and regulatory approvals and we expect it to close in the first half of 2015. When the deal closes, Riverbed will continue to operate with the same company name and brand, with the same management team. We will be in a strong position to grow, but as a private company with a new set of shareholders.

This is a major milestone for us, and it will provide the stability and flexibility for Riverbed to do what we do best: develop cutting-edge, best-of-breed solutions for the rapidly changing landscape of the hybrid enterprise. By completing this transaction and bringing our review of strategic alternatives to a positive conclusion, we are removing any uncertainty and doubt about the future and the ownership of the company. This return to certainty should help us close business with our customer base, both in this December quarter and in the future.

With a purchase price of $21 per share in cash, Riverbed is valued at approximately $3.6 billion, and that shows the tremendous value we have created together. Riverbed will remain focused on developing and delivering high value for customers and employees. We will continue growing the Company by becoming a more strategic partner to our customers and by sustaining Riverbed as a great place to work.

Thoma Bravo will be a terrific shareholder for us. Our long-term strategy for growth remains the same, and Thoma Bravo brings additional expertise that will help us achieve it. They are deeply knowledgeable about our industry, and they are focused on building long-term value. They are one of the most experienced and successful private equity firms in the United States, with over 30 years of experience in providing financial, strategic and operating support to strong businesses and their management teams. However, they are primarily a financial firm and they are depending on the current employees and management of Riverbed to actually run the company and make it successful. As such, an important part of the deal for them was that I agree to stay on as CEO with no change; which I was only too happy to agree to. And it is important that we all continue to work our respective positions to the best of our talents, now and in the years to come. And of course, for our sales organization to bring in their forecasts each quarter! In other words, business as usual.

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I know many of you have questions, and we are arranging all-employee company meetings at 10:00 am PT and 5:00 pm PT to discuss this announcement and answer your questions. I have also attached a copy of the press release we issued this morning and an FAQ for your reference. In the FAQ on stock, you should be extremely pleased to read that Thoma Bravo has agreed to give full acceleration of unvested shares to virtually every employee at the time the deal formally closes in the early Spring of 2015. This is very generous, but you must stay with the company to receive this benefit.

If you are in San Francisco, please join us for the 10:00 am PT meeting in the Watering Hole. We have arranged viewing rooms in our largest locations,* and the meeting is also available via WebEx. You can register now using the following information, and I encourage you to join early to avoid missing anything. We plan to start on time.

•	Click to register for WebEx from 10:00 – 10:30am PST

•	Click to register for WebEx from 5:00 – 5:30pm PST

Please remember that this is the first step in a process that will take several months. We will keep you updated and provide additional details as we progress toward closing. Until then, it is business as usual at Riverbed, and I want to be sure we all remain committed to our responsibilities and our customers.

If you should be contacted by media regarding today’s news, please refer them to Lori Cross at Lori.Cross@riverbed.com, (415) 527-4114. If any customers or partners reach out with questions regarding the transaction, please direct them to your managers as appropriate. Any contact from investors should be referred to Shanye Hudson at Shanye.Hudson@riverbed.com (415) 527-4709.

Thank you again for your dedication to Riverbed.

Jerry

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://www.riverbed.com).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company Common Stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 9, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

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Key Messages and Q&A

Key Messages

•	Riverbed announced that it has agreed to be acquired by Thoma Bravo.

•	Under the terms of the agreement, Riverbed stockholders will receive $21.00 per share in cash, or a total of approximately $3.6 billion.

•	The agreement is the result of a comprehensive review of strategic and financial alternatives that the Company announced in October, 2014, and was unanimously approved by Riverbed’s Board of Directors.

•	This compelling transaction provides our stockholders with significant and immediate cash value for their investment.

•	Going private will position us exceptionally well and give us added stability and flexibility to continue to provide best-of-breed, cutting-edge technologies and products to our customers – which will help us continue to grow as a company.

•	Thoma Bravo will be a terrific partner for us. They are one of the most experienced and successful private equity firms in the United States, with over 30 years of experience in providing financial, strategic and operating support to strong businesses and their management teams. And importantly, they are deeply knowledgeable about our industry. Through this process, our management team has come to know the Thoma Bravo team well, and we think this will be a great fit.

Top Questions

1)	Why is this a fair premium for shareholders?

•	This transaction provides our stockholders with significant and immediate cash value for their investment at an attractive premium.

2)	What led you to accept the offer from Thoma Bravo? What was the rationale for the deal?

•	The agreement is the result of a comprehensive review of strategic and financial alternatives conducted by the Board, which unanimously determined that this compelling transaction is the best way to maximize value for our stockholders, providing them with immediate cash value for their investment.

•	Further, Thoma Bravo is a highly regarded private equity firm with significant experience in the technology industry and has a strong track record of helping companies like ours flourish. With the benefit of Thoma Bravo’s knowledge and insights, combined with the fact we will have added stability and flexibility as a private company, Riverbed will be able to focus on reaching the next level of growth, which will benefit our employees, customers and partners.

3)	Will Jerry stay at Riverbed? What about other members of the existing management team?

•	Yes, Jerry will continue as CEO and we expect the rest of the senior team will also remain in their current positions.

•	Jerry and the senior leadership team have gotten to know Thoma Bravo throughout this process, and are looking forward to partnering together.

4)	What approvals are required?

•	The transaction is subject to approval by Riverbed stockholders, regulatory approvals, including antitrust review in the U.S., Germany and Taiwan, as well as review and clearance by the Committee for Foreign Investment in the U.S., and other customary closing conditions.

•	There are no financing conditions associated with the proposed agreement.

5)	Do you foresee any issues in obtaining the necessary shareholder approval for the transaction?

•	We cannot speculate on how our shareholders will vote, but we are confident that they will recognize the immediate and significant cash value that this transaction delivers.

6)	How have customers reacted to the announced sale of the Company?

•	We think customers are going to be happy with this great partner, who brings deep expertise, and we believe that they will also benefit from the stability and flexibility we will be afforded as a private company. Beyond that, we don’t share discussions we hold with our customers.

•	We remain steadfastly committed to the success of our customers and will ensure that we do everything within our ability to maintain the trust they place in Riverbed.

•	We believe this decision represents the best outcome for our customers, employees and shareholders.

7)	What needs to happen between now and close for the deal to be completed?

•	The transaction is subject to approval by Riverbed stockholders, regulatory approvals, including antitrust review in the U.S., Germany and Taiwan, as well as review and clearance by the Committee for Foreign Investment in the U.S., and other customary closing conditions.

8)	Will Riverbed still retain its name, brand and logo following the close of the transaction?

•	Yes. Riverbed will continue to operate under its existing name and branding.

9)	Will the headquarters remain in the same location?

•	Yes. Riverbed will continue to be headquartered in San Francisco, CA.

10)	How is this transaction beneficial to Riverbed employees? What changes should we expect once it is no longer a public company?

•	Going private will position us exceptionally well and give us added stability and flexibility to continue to provide best-of-breed, cutting-edge technologies and products to our customers – which will help us continue to grow as a company.

•	Thoma Bravo will be a terrific partner for us. They are one of the most experienced and successful private equity firms in the United States, with over 30 years of experience in providing financial, strategic and operating support to strong businesses and their management teams. And importantly, they are deeply knowledgeable about our industry. Through this process, our management team has come to know the Thoma Bravo team well, and we think this will be a great fit.

•	We are confident that Riverbed will remain a great place to work and have a career.

11)	What happens to our stock and equity awards— both vested and unvested stock?

•	In regard to employee stock, employee stock options and employee RSUs, there will be extremely favorable treatment. Prior to closing of the transaction, employee stock, employee stock options and employee RSUs will continue to vest on their current schedule. At closing, all unvested employee stock, employee stock options and employee RSUs will accelerate 100% to full vesting. The only exception to the 100% vesting acceleration is for a small group of senior executives who will receive partial acceleration, but who must stay for 3 years past January 1 to receive full 100% acceleration. Further details are as follows:

•	Common Stock. If you hold outstanding shares of our common stock as of immediately before the closing, your shares of common stock will be cancelled at the closing and converted into the right to receive a cash payment equal to $21 per share.

•	Stock Options. If you hold outstanding options to purchase shares of our common stock as of immediately before the closing, whether vested or unvested, each of these options for which the per share exercise price is less than $21 per share will be cancelled on the closing and converted into the right to receive a cash payment, less applicable withholding taxes, equal to (i) the number of shares subject to such option as of immediately before the closing multiplied by (ii) the difference between $21 and the per share exercise price of such option. If you hold outstanding options to purchase shares of our common stock as of immediately before the closing, whether vested or unvested, for which the per share exercise price equals or exceeds $21 per share, then each of these options will be cancelled on the closing for no consideration. If you exercise any of your outstanding options to purchase shares of our common stock prior to the closing, you will receive shares of our common stock upon the exercise of these options and such shares will be treated in the same way as other shares of our common stock on the closing as described in the paragraph above.

•	RSUs. If you hold outstanding restricted stock units as of immediately prior to the closing, your restricted stock units will be cancelled and converted into the right to receive a cash payment, less applicable withholding taxes, equal to (i) the number of outstanding restricted stock units as of immediately prior to the closing multiplied by (ii) $21 per share. In the event that your outstanding restricted stock units are subject to performance-based vesting conditions for which the performance period has not been completed as of immediately before the closing, the number of restricted stock units for purposes of the previous sentence will be determined by assuming achievement of 100% of target levels of performance.

•	Any cash payments for your stock or equity awards will be made in accordance with the merger agreement.

12)	Will our benefits change as a result of this transaction?

•	Prior to the closing of the transaction, there generally will be no change to our employee benefit programs, other than as described below with respect to the ESPP. If you are a current participant in our employee stock purchase plan (“ESPP”), you can continue to make ESPP payroll contributions in accordance with your existing election and your payroll contributions will be applied to the purchase of the shares of our common stock under the ESPP immediately before the closing or, if later, April 30, 2015, the end of the current ESPP purchase periods. Any shares purchased under the ESPP that are outstanding as of immediately before the closing will be treated in the closing in the same way as other shares of our common stock as described above. There will be no new participants to the ESPP, no increases to ESPP contribution percentages, and no new offering periods under the ESPP.

•	On and for a period of time following the closing, employees generally will be eligible to participate in our existing benefits plans or in comparable plans that are established in accordance with the plan’s terms, other than with respect to our equity plans, which will terminate on the closing. Additional details regarding the benefits that we will offer to our employees post-closing will be provided at a later date.

13)	What other companies has Thoma Bravo bought and taken private? What has been the outcome for those companies?

•	Thoma Bravo brings a tremendous amount of experience taking companies private. Recent acquisitions of former publicly traded companies include technology leaders such as Blue Coat Systems, Deltek, Manatron and SonicWall. All of these companies exemplify Thoma Bravo’s proven buy-and-build strategy to help market leaders such as Riverbed grow organically and through acquiring companies that enhance each company’s portfolio of solutions for customers.

14)	What are the future opportunities for Riverbed?

•	We have great opportunities in front of us – we need to all focus on execution and business performance. Riverbed remains a great place to work, innovate, learn and grow.

•	Products: The adoption rate of SteelCentral and SteelFusion continues to accelerate – and this strengthens the long-term market for SteelHead. Riverbed’s focus on application performance infrastructure, combined with a strong product portfolio that provides unmatched optimization, visibility and control across the hybrid enterprise has positioned us extremely well with partners and customers.

•	Customers: Very loyal, and our new products make us far more strategic to our customers, and provide us the opportunity to provide far more value, and forge a much larger partnership.

•	Employees: The lifeblood of our company. Riverbed has a great culture, and will continue to be a great place to work and build a career.

15)	Will there be any immediate changes for employees? How will this affect the day-to-day operations at Riverbed?

•	The transaction has not yet closed, so for now we expect things to remain business as usual.

•	Riverbed will maintain its headquarters in San Francisco.

•	Your day-to-day job responsibilities should not change.

•	As we approach the close of the deal, we will provide updates as they become available.

16)	What happens as a company goes from public to private? Does the Board change? How do we communicate revenue if we no longer announce publicly?

•	Nothing will change on a day-to-day basis – it is business as usual at Riverbed.

•	Going private will position us exceptionally well and give us added stability and flexibility to continue to provide best-of-breed, cutting-edge technologies and products to our customers – which will help us continue to grow as a company.

•	Any changes to the Board will be announced at a later date.

•	A private company generally does not announce its financial performance to a public audience.

17)	How will this transaction affect Riverbed’s long-term growth strategy or product roadmap? What will happen to existing projects?

•	We do not expect any major changes in our strategy. We will continue to invest in areas where we see opportunities for growth and to meet our customers’ needs.

18)	Will there be any layoffs as a result of this transaction? Will I lose my job? If, so will there be a severance plan?

•	As we approach the close of the deal, we will provide any material updates as they become available.

19)	I’ve just made a critical hire and I’m concerned this news will cause her/him pause from joining. What should I do?

•	We encourage you to reach out to key hires you’ve recently made and assure them Riverbed is a great place to work, with great customers, partners and a fantastic culture that consistently is ranked among the best in the industry by our employees. We believe there are a lot of great opportunities ahead for us.

•	Riverbed will continue to be a great place to work and grow your career.

20)	Will we still hold the Sales Kick-Off Meeting (SKO) in January?

Yes.

21)	What can I (we) do personally to help Riverbed succeed?

•	It is critical that we are all focused on execution and business performance. We need to work hard to accelerate our growth and deliver the results that we are capable of delivering, with the products, technology and value that we provide to our customers.

•	Stay close to your partners and customers. Going private will position us exceptionally well and give us added stability and flexibility to continue to provide best-of-breed, cutting-edge technologies and products to our customers – which will help us continue to grow as a company.

•	If you’re hearing of any issues of FUD in the market, escalate to your manager or the leadership team.

22)	Are we concerned that today’s announcements will have an impact on our Q4 performance?

•	Going private will position us exceptionally well and give us added stability and flexibility to continue to provide best-of-breed, cutting-edge technologies and products to our customers - which will help us continue to grow as a company.

•	We need to do everything possible to minimize any disruption resulting from this announcement, and maintain the trust that our customers and partners place in us and in our company. We need to execute and drive business performance. Riverbed has the best products, partners, customers and employees in the application performance infrastructure market. We will continue to invest in areas where we see opportunities for growth and to meet our customers’ needs.

•	Stay close to your partners and customers, and if you’re hearing of any issues of FUD in the market, escalate to your manager or the leadership team.

23)	Will there be any office closures?

•	We do not expect any facility closures as a result of this transaction.

24)	Who do I go to with questions about this announcement?

•	Please feel free to reach out to your manager.

25)	What if I receive calls from the media or investors?

•	You should send all press inquiries to Lori Cross (desk -415.527.4114), and investor inquiries to Shanye Hudson (desk- 415.527.4709).

26)	May I discuss the transaction with individuals outside of Riverbed? What can I say?

•	We advise you not to communicate any details of the transaction as some details may not yet have been publicly disclosed. Any information about the transaction not previously disclosed publicly is confidential information of Riverbed and is subject to our confidentiality policies applicable to all of our employees and consultants.

27)	Can I trade Riverbed stock during this time?

•	All employees remain subject to Riverbed’s insider trading policies. The regular trading blackout window, which is currently in effect, applies to you. Any additional restrictions will be communicated to you by Riverbed’s General Counsel.

28)	Will there be any changes to Riverbed’s channel program or strategy?

•	The Riverbed Performance Partner Program will continue to focus on driving deeper traction with both installed base and new customers, and will continue to offer incentives and benefits to reward productivity and growth across our portfolio. There are no current changes to our channel strategy.